Exhibit 10.1

FIRST AMENDMENT TO

Amended and Restated Executive EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO Amended and Restated Executive EMPLOYMENT AGREEMENT (this “Amendment”), is entered into as of September 29, 2020 (the “Effective Date”), by and between Rodney Keller (“Executive”) and AYRO, Inc., as successor in interest to DropCar, Inc. (the “Company”), for the purpose of amending that certain Amended and Restated Executive Employment Agreement, dated as of May 28, 2020, by and between Executive and the Company (the “Agreement”). Terms used in this Amendment with initial capital letters that are not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, Section 10(k) of the Agreement provides that it may only be amended by a written agreement among the parties; and

WHEREAS, the parties mutually desire to amend the Agreement to (i) change the form of certain equity awards from restricted stock units to shares of restricted common stock of the Company, (ii) modify certain vesting conditions that apply to the restricted stock award as described in the Agreement and (iii) to reduce the number of shares of restricted stock to be granted to Executive by the number of stock options to be granted to him by the Company contemporaneously with this Amendment.

NOW, THEREFORE, pursuant to Section 10(k) of the Agreement, in consideration of the mutual provisions, conditions, and covenants contained herein, and other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1. Section 5(c) of the Agreement is hereby deleted in its entirety and restated as follows:

(c) Equity Award. Any stock options or other equity awards outstanding and held by Executive on the closing date of the Merger (the “Outstanding Awards”) shall remain in place, subject to the terms and conditions of the award agreements relating to such awards, provided, however that the option price and number of shares subject to such options and awards shall be adjusted ratably pursuant to the Exchange Ratio (as defined in the Merger Agreement). In addition to the Outstanding Awards, the Company agrees to grant Executive an additional award of 1,110,718 shares of restricted common stock of the Company (the “Awarded Shares”), subject to adjustment for any future changes in capitalization, including, without limitation, any stock splits or reverse stock splits, less the number of stock options granted by the Company to Executive in September 2020 (the “September Options”), subject to the terms and conditions of this Amendment, the Company’s equity plan and form of restricted stock award agreement, which terms shall include, without limitation: (i) forfeiture of any unvested Awarded Shares on Executive’s termination of employment for any reason; and (ii) vesting of the Awarded Shares in accordance with the following 2020 AYRO performance milestones and assumptions (the successful completion of each shall be determined by the Company in its reasonable discretion):

i. 33.33% of the Awarded Shares (rounded down for any fractional shares and reduced by a pro rata number of the September Options) will vest upon the Company’s receipt of purchase orders for at least 200 AYRO vehicles to be sold to Club Car Inc. in calendar year 2020 with the following quarterly targets 1Q2020 - 11 vehicles; 2Q2020 – 39 vehicles; 3Q2020 – 60 vehicles; 4Q2020 90 vehicles, provided, that (1) on or before December 16, 2019, a definitive written agreement with respect to such purchase is executed, and at least $1,000,000 of the purchase has been received by the Company; (2) on the closing date of the Merger, AYRO secures borrowing based on a line of credit of $4,000,000 to support inventory purchase flow in line with the Company’s 2020 budget; (3) the Merger’s closing date is on or before May 28, 2020 and the Company receives additional funding of at least $5,000,000 is received by such date; (4) in the event the closing date of the Merger is after January 25, 2020, AYRO and the investors mutually agree on earlier release of approved funding of at least $500,000; and (5) the Company receives additional funding from third parties of at least $1,500,000 on or before September 30, 2020 (subsections (1) through (5) are referred to herein in as the “Assumptions”);

ii. An additional 33.33% of the Awarded Shares (rounded down for any fractional shares and reduced by a pro rata number of the September Options) shall vest on the date (1) that the Company enters into a definitive written agreement with Club Car Inc./Ingersoll Rand, Karma Automotive, Wanxiang Group Corporation, or any other strategic investor as may be approved by the Board, in its sole discretion (each, a “Strategic Investor”), on or before December 31, 2020 that results in a minimum equity investment of $1,500,000 payable to AYRO solely in cash, (2) such Strategic Investor’s agreement to publicly disclose such investment, and (3) the Assumptions have been achieved;

iii. The remaining Awarded Shares reduced by a pro rata number of the September Options shall vest on the date that the Company achieves a minimum average valuation of 25% higher for twenty (20) out of the thirty (30) calendar days following the end of the first full quarter after the closing date of the Merger than the Company’s valuation on the date of the Merger, provided that the Assumptions have been achieved by such date; and

iv. Notwithstanding anything herein to the contrary, in the event the Company enters into at least two investment transactions pursuant to definitive written agreements with one or more Strategic Investors on or before December 31, 2020 that result in a combined minimum equity investment of at least $4,500,000 payable to AYRO solely in cash, then all unvested Awarded Shares and all unvested September Options shall thereupon immediately become fully vested without further action by the parties and shall no longer be subject to the vesting requirements set forth in Sections 5(c)(i), 5(c)(ii) and 5(c)(iii) above or the vesting schedule of the Stock Option Agreement entered into by the Executive and the Company with respect to the September Options. Awarded Shares that become vested hereunder shall be delivered to Executive within ten (10) days following the vesting date.

In the event the performance milestones and assumptions are not achieved with respect to a tranche of Awarded Shares, such Awarded Shares shall be forfeited.

2. Section 9(c)(ii)(3) of the Agreement is hereby amended by deleting said section in its entirety and replacing it with the following new Section 9(c)(ii)(3):

(3) All outstanding stock options and Awarded Shares granted to Executive pursuant to Section 5(c) hereof shall be fully and immediately vested, to the extent not previously vested, without further action by the parties and shall no longer be subject to the vesting requirements set forth in Sections 5(c)(i), 5(c)(ii) and 5(c)(iii) above. Awarded Shares that become vested hereunder shall be delivered to Executive within ten (10) days following the date that the Release is effective.

3. Except as expressly amended by this Amendment, the Agreement shall remain in full force and effect in accordance with the provisions thereof.

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Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

EXECUTIVE:

/s/ Rodney Keller
Rodney Keller

THE COMPANY:

By:	/s/ Joshua Silverman
Name:	Joshua Silverman
Title:	Chairman of the Board of Directors

Signature Page to First Amendment to

Amended and Restated Executive Employment Agreement